Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

i3 Verticals, Inc.
Nashville, Tennessee

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 2022, relating to the consolidated financial statements of i3 Verticals, Inc., and subsidiaries, appearing in the Form 10-K of i3 Verticals, Inc. for the year ended September 30, 2022.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
February 10, 2023